Exhibit 10.2

LOCK-UP/LEAK-OUT AGREEMENT

LOCK-UP/LEAK-OUT AGREEMENT (the “Lock-Up Agreement”) dated as of September 30, 2020 (the “Closing Date”), by and between Marijuana Company of America, Inc., a Utah corporation (“MCOA”) and Cannabis Global, Inc., a Nevada corporation (“CBGL”).

WHEREAS, as of the Closing Date, MCOA and CBGL have entered into that certain Share Exchange Agreement as of even date herewith (“Share Exchange Agreement”); and

WHEREAS, pursuant to Section 5.1 of the Share Exchange Agreement, MCOA and CBGL shall not sell, transfer or otherwise dispose of the Shares or the Exchange Shares except as set forth in this Lock-Up Agreement;

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Lock-Up Agreement, the parties hereto hereby agree as follows:

SECTION 1. (a) The resale of the Shares and Exchange Shares shall be according to the following schedule: Beginning on the Closing Date and for twelve (12) months thereafter, unless registered with the SEC sooner and following SEC review, the parties may not sell any Shares or Exchange Shares (the “Initial Look-Up Period”) and thereafter shall be limited to sell not more than the quantity of shares equaling an aggregate maximum sale value of $20,000 per week, or $80,000 per month until all Shares and Exchange Shares are sold.

(b) Sales of Shares and Exchange Shares shall be by means of “in-the-market” transactions. “In the market” shall mean a brokered sale made on the OTC Market, or any subsequent primary trading market, or customary trading channels and/or, with the mutual consent of the parties, a private offering, which consent shall not be unreasonably withheld, conditioned or delayed. If sold to a purchaser in a private offering, such purchaser shall agree to comply with all the terms and conditions of the Lock-Up Agreement.

(c) Any sales of Shares and Exchange Shares in violation of this Lock-Up Agreement by either party shall constitute an event of default under this Lock-Up Agreement and an equal number of Shares or Exchange Shares shall be forfeited by the selling party.

(d) Notwithstanding the foregoing, the parties may, at the other party’s request, and at non-selling party’s sole discretion, release all or any number of Shares or Exchange Shares from the terms of this Lock-Up Agreement, by means of a written consent authorized by such consenting party’s board of directors.

(e) The parties acknowledge that their breach or impending violation of any of the provisions of this Lock-Up Agreement may cause irreparable damage to the other party, for which remedies at law would be inadequate. The parties further acknowledge that the provisions set forth herein are essential terms and conditions of the Share Exchange Agreement and this Lock-Up Agreement. The parties therefore agree that the non-defaulting party shall be entitled to a decree or order by any court of competent jurisdiction enjoining such impending or actual violation of any of such provisions. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such provision by MCOA and CBGL, each of which hereby consents to the jurisdiction of any such court of competent jurisdiction, state or federal, sitting in the State of Nevada. This remedy shall be in addition to all other remedies available to the parties at law or equity. If any portion of this Section 1 is adjudicated to be invalid or unenforceable, this Section 1 shall be deemed amended to delete there from the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 1 in the jurisdiction in which such adjudication is made.

(f) Shares and Exchange Shares shall not at any time be used to cover “short” sales of the common stock of either MCOA or CBGL.

SECTION 2. Subject to Section 5 hereunder, this Lock-Up Agreement shall inure to the benefit of and be binding upon both MCOA and CBGL, their successors and assigns.

SECTION 3. Should any part of this Lock-Up Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Lock-Up Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Lock-Up Agreement without including therein any portion which may for any reason be declared invalid.

SECTION 4. This Lock-Up Agreement shall be construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

SECTION 5. This Lock-Up Agreement and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignments in violation thereof shall be null and void.

SECTION 6. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

(a) if to MCOA, to:

Marijuana Company of America, Inc.

1340 West Valley Parkway, Suite 205

Escondido, CA 92029

Attention: Mr. Jesus Quintero

(b) if to CBGL, to:

Cannabis Global, Inc.

520 S. Grand Avenue, Ste. 320

Los Angeles, CA 90071

Attention: Mr. Arman Tabatabaei

SECTION 7. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Lock-Up Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Lock-Up Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

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[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-Up Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARIJUANA COMPANY OF AMERICA, INC.

9/30/2020	By:	/s/ Jesus Quintero
	Name:	Jesus Quintero
	Title:	Chief Executive Officer

CANNABIS GLOBAL, INC.

9/30/2020	By:	/s/ Arman Tabatabaei
	Name:	Arman Tabatabaei
	Title:	Chief Executive Officer

[Lock-Up Agreement Signature Page]

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